Exhibit 10.4

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

F3 PLATFORM BIOLOGICS, INC.

and

ASSET RECOVERY ASSOCIATES, LLC, AS ASSIGNEE OF ALGAEON, INC.

August 20, 2018

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE	1

1.1	Purchased Assets; Excluded Assets	1
1.2	Assumed Liabilities; Retained Liabilities	4
1.3	Purchase Price	6
1.4	Pre-Closing Deliveries	6
1.5	Closing	6
1.6	Deliveries by Seller at Closing	6
1.7	Deliveries by Purchaser at Closing	7

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER	7

2.1	Organization; Qualification; Subsidiaries; Capitalization	7
2.2	Authority of the Assignee	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	7

3.1	Organization, Authority	7
3.2	Authorization and Validity	7
3.3	Absence of Conflicting Agreements or Required Consents	8
3.4	Brokers	8
3.5	Sufficiency of Funds	8
3.6	Solvency	8
3.7	Legal Proceedings	8

ARTICLE 4 ADDITIONAL AGREEMENTS	8

4.1	Transfer Taxes	8
4.2	Reasonable Assistance; Procedures for Assets Not Assignable	8
4.3	Payments Received	9
4.4	Employment Matters	9
4.5	Cooperation	10
4.6	Further Assurances	10
4.7	Transition Services	11
4.8	Names	11

ARTICLE 5 ALTERNATIVE TRANSACTION; BREAK-UP FEE; EXPENSE REIMBURSEMENT	11

5.1	Break-Up Fee & Expense Reimbursement	11
5.3	Overbid Protections	11

ARTICLE 6 TAX MATTERS AND PRORATIONS	11

6.1	Cooperation; Audits	11
6.2	Prorations	11
6.3	Purchase Price Allocation	12

ARTICLE 7 CERTAIN DEFINITIONS	12

ARTICLE 8 MISCELLANEOUS PROVISIONS	17

8.1	Notices	17
8.2	Waiver; Remedies Cumulative	18
8.3	Headings; Construction	18
8.4	Entire Agreement; Modifications	19
8.5	Assignment; Binding Effect; No Third Party Beneficiaries	19
8.6	Governing Law	19
8.7	Consent to Jurisdiction; Waiver of Jury Trial	19
8.8	Severability	20
8.9	Counterparts	20
8.10	Expenses	20
8.11	No Presumption Against Drafter	20

EXHIBITS & SCHEDULES

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Patent Assignment Agreement
Exhibit C	Assignment of Membership Interest Agreement

Schedule 1.1(a)(ii)

Schedule 1.2(a)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 20, 2018, by and between F3 Platform Biologics, Inc., a Delaware corporation (the “Purchaser”), and Asset Recovery Associates, LLC, a Georgia limited liability company, as assignee under an assignment for the benefit of creditors (an “ABC”) pending in the State of Georgia (the “Assignee”) with respect to Algaeon, Inc., a Delaware corporation (the “Company,” and the Assignee, on behalf of the Company, the Seller”).

PREAMBLE

WHEREAS, the Company is engaged in the Business;

WHEREAS, before entering into this Agreement, the Company caused the filing of an ABC in the State of Georgia, and Assignee was appointed for and serves as the assignee for the Company under O.C.G.A. §§ 18-2-40 et seq., with full power and authority under the Laws of the State of Georgia to enter into this Agreement as Seller;

WHEREAS, before the commencement of the ABC, the Company, as borrower, owed certain debts and obligations to the Purchaser, as lender, equal to the Outstanding Liabilities, which Outstanding Liabilities are secured by security interests in and liens on all assets of the Company under the F3 Loan Documents;

WHEREAS, following the commencement of the ABC, the Purchaser made available (or will make available) to the Assignee the Bridge Loan to fund the ABC through the Closing of this Agreement, and the Bridge Loan shall be added to the Outstanding Liabilities;

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, from Seller the Purchased Assets, all upon the terms and subject to the conditions set forth herein (the “Acquisition”); and

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, as well as the Purchase Price and Assumed Liabilities, which the parties agree constitutes adequate consideration, reasonably equivalent value, and fair consideration under applicable law, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1           Purchased Assets; Excluded Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, conveys, transfers, and delivers to Purchaser free and clear of all Liens (other than Permitted Liens), and Purchaser hereby purchases from Seller, all of the right, title, and interest of Seller in and to all of the assets, properties, and rights of Seller relating to or used by Seller in the conduct of the Business, directly or indirectly, in whole or in part, of every type and description, real, personal, or mixed, tangible and intangible, wherever located and whether or not reflected on the books of Seller, including, without limitation, the following, as the same exists as of the date hereof (in all cases, other than the Excluded Assets):

(i)            all tangible personal property and interests therein owned or leased by Seller, including all Equipment, inventory, training materials and the like, that are related to or used by Seller in the conduct of the Business, wherever located, and any assignable warranties of third parties with respect thereto and rights to refunds or rebates in connection therewith;

(ii)           all of Seller’s right, title, and interest in, to and under (A) any purchase order or any Customer Contract providing for the delivery or provision of any Products after the Closing Date (for the avoidance of doubt, Purchaser is not assuming the underlying Customer Contract unless specifically listed on Schedule 1.1(a)(ii)) and (B) the Contracts set forth on Schedule 1.1(a)(ii) (the “Assumed Contracts”) and, in each case, all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options relating or pertaining thereto;

(iii)          all Accounts Receivable;

(iv)          all Cash (except such Cash as reasonably required by the Assignee to wind down and dissolve the Seller’s Business in an amount not to exceed $25,000.00), prepaid expenses, deposits, and credits and rights relating to or utilized in the Business;

(v)           all Business Intellectual Property and Business software, together with all income, royalties, damages, and payments due or payable at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof) with respect thereto, the right to sue and recover for past infringements or misappropriations thereof, any corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property, including, without limitation, all of Seller’s patents and patent applications set forth in the Patent Assignment Agreement;

(vi)          all of Seller’s membership or ownership interests in Algaeon Ventures, which is being assigned to Purchaser under the Assignment of Membership Interest Agreement.

(vii)         all choses in action, causes of action, claims, and demands of Seller that are related to the Business (except for those causes of action that are related exclusively to the Excluded Assets), whether known or unknown, matured or unmatured, accrued or contingent, including rights of recovery, rights of warranty and indemnity, rights of set-off, and rights of recoupment;

(viii)        all advertising, marketing, and promotional materials and all other printed, written, or electronic materials, including any website content and telephone numbers that are owned or used by Seller in the conduct of the Business;

(ix)           all existing data, databases, books, records, correspondence, records of sales, customer and vendor lists, information related to accounts, personnel and referral sources, customers and prospective customers, billing records, files, papers and all manuals, drawings, reports, studies, plans, instructions and business and accounting records of every kind (including all financial, business and marketing plans) that are related to the Business, in each case whether evidenced in writing, electronic data, computer software or otherwise, other than those specifically identified as Excluded Assets below (copies of which will be provided to Purchaser);

(x)            all of the goodwill and other intangible property of Seller that are related to the Business or the foregoing items; and

(xi)           all other properties, assets, rights and interests not referred to in subsections (i) through (x) above owned by Seller as of the Closing, or in which Seller has an interest, that are related to or used by Seller in the conduct of the Business.

All of the items described in this Section 1.1(a) to be acquired by Purchaser and which are not Excluded Assets are hereinafter collectively referred to as the “Purchased Assets.”

(b)            Excluded Assets. Seller shall not sell, assign, convey, transfer, or deliver to Purchaser, and Purchaser shall not purchase, acquire, or accept any of Seller’s assets, rights, or property from Seller that is not specifically a Purchased Asset. For the avoidance of doubt, the Purchased Assets shall not include the following assets, rights, and properties of Seller, whether or not relating to the operations of the Business, all determined as of the Closing Date:

(i)            Cash as reasonably required by the Assignee to wind down the Seller’s Business in an amount not to exceed $25,000.00;

(ii)           any policies of insurance issued to Seller, including, without limitation, directors’ and officers’ liability, general liability, workers compensation, umbrella and automobile insurance policies, any surety bonds, and any refunds of any prepaid premiums for any policies of insurance issued to Seller (other than any claims or rights to payment relating the Purchased Assets or the Business);

(iii)          all assets and rights relating to Employee Plans ever maintained by Seller or covering employees of Seller or to which Seller has made any contribution or to which Seller could be subject to any Liability;

(iv)          Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders and Tax Returns (provided that copies thereof shall be provided to Purchaser to the extent relating to the Business or the Purchased Assets);

(v)           any refunds or rights or claims for refunds of Taxes of Seller;

(vi)          all past, present, and future claims, causes of action, choses in action, rights of recovery, and rights of set off of any kind, to the extent exclusively related to Retained Liabilities or Excluded Assets;

(vii)         all of Seller’s right, title, and interest in, to, and under the Business Contracts, other than the Assumed Contracts (the “Excluded Agreements”), and for the avoidance of doubt, the Indiana Lease shall constitute an Excluded Agreement; and

(viii)        all rights of Seller under the Acquisition Documents to which it is a party.

The assets described in this Section 1.1(b) are hereinafter collectively referred to as the “Excluded Assets.”

1.2           Assumed Liabilities; Retained Liabilities.

(a)           Assumed Liabilities. Purchaser hereby agrees only to assume and shall only become responsible for (i) all Liabilities associated with Purchaser’s use of and operation of the Purchased Assets after the Closing, (ii) the payment of the amount of those Accounts Payable set forth on Schedule 1.2(a) (the “Assumed Accounts Payable”) and (iii) the payment, performance, and satisfaction of the executory obligations and Liabilities of Seller arising after the Closing Date pursuant to the Assumed Contracts, in each case, to the extent such Contracts are validly assigned to Purchaser pursuant to this Agreement, but in each case, excluding any Liabilities arising from or relating to (x) any breach or violation of, or default (or event which with the giving of notice or lapse of time, or both, would become a default) under, the Assumed Contracts before the Closing, (y) the execution and delivery of the Acquisition Documents or the consummation of the transactions contemplated hereby or thereby and/or (z) any Liability to provide rebates, refunds, credits, or repairs based on warranty claims for Products provided by Seller before the Closing (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, nothing contained in this Agreement shall require Purchaser to pay, perform, or satisfy any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense, counterclaim, or offset thereto, and Seller shall provide reasonable assistance to Purchaser in so contesting or defending such claims.

(b)           Retained Liabilities.     Purchaser does not agree to assume and shall not become liable for any Liabilities of Seller that are not specifically Assumed Liabilities whether or not related to the Business or the Purchased Assets, and those Liabilities that are not specifically Assumed Liabilities shall be retained by the Company (collectively, the “Retained Liabilities”). The Retained Liabilities include, without limitation, any Liability of Seller, whether arising before or after the Closing, relating to, in connection with, arising from or related to:

(i)            the Excluded Assets;

(ii)           the operation of the Business and the Purchased Assets with respect to any periods before the Closing, including, without limitation (A) claims relating to the provision of professional services or any Products at any time before the Closing, (B) expenses for utilities, taxes, and similar items payable on a monthly, annual, or periodic basis to the extent related to periods on or before the Closing, (C) any fees related to the sale or license of the Products before the Closing, (D) all Accounts Payable (including any invoices or bills issued to Seller regardless of whether they are dated on, after or before the Closing Date to the extent they relate to services received before the Closing or goods used before the Closing) and (E) any Liabilities for commissions payable with respect to sales made on or before the Closing;

(iii)          any (A) Liabilities under any Assumed Contract arising on or before the Closing Date, (B) Accounts Payable not set forth on Schedule 1.2(a) and (C) any Liabilities under any of the Excluded Agreements whether arising before or after the Closing Date;

(iv)          any of Seller’s other business and operations other than the Business;

(v)           any obligations between and among Seller and its Affiliates or a Related Person;

(vi)          any obligation of Seller with respect to its current or former Business Employees, employees, agents, or independent contractors accruing on or before the Closing relating to their employment or service (or termination thereof), including all wages, bonus, and fringe benefits, all vacation, holiday, sick pay, and other paid time off, all workers’ compensation obligations, and all severance pay or similar obligations resulting from Seller’s consummation of the transactions contemplated by this Agreement, including the termination of any employees in connection therewith;

(vii)         Employee Plans, as well as COBRA coverage for any Business Employees not being hired by Purchaser following the Closing or former Business Employees or employees of Seller who are currently on COBRA coverage and entitled to COBRA coverage under applicable Law following the Closing, and, to the extent required by applicable law, the acquisition or funding of a health plan to fully satisfy any such COBRA obligations to such employees;

(viii)        any Liabilities of Seller under or arising out of this Agreement or the other Acquisition Documents;

(ix)           all Seller Transaction Expenses;

(x)            any Liability of Seller for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other Person serving in a fiduciary capacity at the request of) Seller or any of its Affiliates based upon an actual or alleged breach of fiduciary duty of such Person;

(xi)           any Taxes with respect to the Purchased Assets, Seller, or the transactions contemplated hereby for, or relating to, all Tax periods ending on or before the Closing Date, and the pre-Closing Date portion of any Tax periods including the Closing Date, including, without limitation, all liabilities for Taxes imposed as a result of Section 1.1502-6 of the Treasury Regulations, and any analogous state, local, or foreign tax provision by reason of transactions or events occurring on or before the Closing Date;

(xii)          any Liabilities arising out of incidents, occurrences, actions, or failures to act by or pertaining to Seller, which occurred before the Closing, including, without limitation, Liabilities arising from (A) the sale or provision of any goods, services, or Products by Seller (including, without limitation, any warranty obligations (express or implied) with respect thereto, whether or not contained in an Assumed Contract assigned to Purchaser hereunder), (B) any failure or alleged failure by Seller to comply with any Law or (C) any pending or threatened litigation or administrative or governmental proceedings or investigations which involve Seller and have arisen or may arise from such actions or omissions;

(xiii)         any liability or obligation with respect to any Products that were marketed or sold or any development, modification, or use of any Intellectual Property before the Closing, including product liability, infringement, or misappropriation claims and any related claims and litigation arising before, on or after the Closing Date;

(xiv)         any Liabilities of Seller arising out of any matters occurring, or obligations incurred, on or after the Closing, except for the Assumed Liabilities;

(xv)         any Liabilities arising out of any Seller Stockholder Matter;

(xvi)         any Liability of Seller with respect to any Indebtedness; provided, however, that Seller acknowledges the Outstanding Liabilities owed to Purchaser and Purchaser’s rights to credit bid the Credit Bid Amount as set forth in Section 1.3 hereof; and

(xvii)        any Liabilities arising out of any Proceeding pending or threatened prior to Closing.

It is expressly agreed that all Retained Liabilities shall remain and be the debts, obligations, and liabilities of Seller, and Purchaser shall have no liability or responsibility for any of the debts, obligations, or liabilities arising therefrom, and Seller shall indemnify and hold Purchaser harmless for all such Retained Liabilities.

1.3            Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate amount payable by Purchaser at Closing in exchange for the Purchased Assets shall be an amount equal to the sum of $4,120,023.79 plus all outstanding amounts funded under the Bridge Loan plus the Accrued Seller Payroll (the “Purchase Price”). It is understood and agreed that all or a portion of the Purchase Price will be used by Seller to repay all Outstanding Liabilities owing by Seller to Purchaser under the F3 Loan Documents and the Bridge Loan Documents. Thus, Purchaser may deliver written notice to Seller that it has elected to pay all or a portion of the Purchase Price by offsetting amounts owed to Purchaser in an aggregate amount not to exceed the Outstanding Liabilities owed by Seller to Purchaser under the F3 Loan Documents and Bridge Loan Documents. The portion of the Purchase Price so specified by Purchaser (the “Credit Bid Amount”) shall reduce, on a dollar-for-dollar basis, the cash portion of the Purchase Price payable by Purchaser at Closing, and Purchaser shall, subject to the remaining provisions of this Section 1.3, pay the portion of Purchase Price in excess of the Credit Bid Amount, if any, to Seller in cash (the “Closing Cash Consideration”). The offset will be effected by Purchaser tendering the obligation underlying the Credit Bid Amount to the Seller, determined in accordance with this Section 1.3, and following such tender, such obligation shall be discharged. To the extent that the Credit Bid Amount is less than the Outstanding Liabilities owing by Seller to Purchaser under the F3 Loan Documents (the “Shortfall Amount”), Seller shall remain liable to repay the Shortfall Amount to Purchaser under the F3 Loan Documents and Bridge Loan Documents, as applicable, in accordance with the priority of payment for secured creditors of the Company’s ABC.

1.4            Pre-Closing Deliveries. At least two (2) Business Days before the Closing, Seller shall have delivered to Purchaser (i) a W-9, (ii) wire transfer instructions for Seller for purposes of delivery of the Closing Cash Consideration, if any, (iii) wire transfer instructions for Seller’s payroll provider for purposes of delivery of the Accrued Seller Payroll, if any, and (iv) a list setting forth in reasonable detail all Accounts Payable outstanding immediately before the Closing Date.

1.5            Closing. The closing of the Acquisition contemplated by this Agreement and the other transactions provided for in this Agreement (the “Closing”) will take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Suite 4900, Atlanta, Georgia 30309 via electronic exchange of copies of the executed documents and delivery of all funds contemplated by Section 1.3 simultaneously with the execution of this Agreement, or at such other place and time as the parties mutually agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”), and shall be deemed to be effective as of 11:59 p.m., Eastern Time on the Closing Date (the “Effective Time”).

1.6            Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Purchaser the following, in each case in a form reasonably satisfactory to Purchaser:

(a)            a duly executed Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), together with such other documents reasonably requested by Purchaser to evidence the conveyance of all of the Purchased Assets to Purchaser, free and clear of all Liens;

(b)           a duly executed Patent Assignment Agreement, in the form attached hereto as Exhibit B (the “Patent Assignment Agreement”) transferring to Purchaser the Seller’s Business Intellectual Property constituting patents or patent applications;

(c)           a duly executed Assignment of Membership Interest Agreement, in the form attached hereto as Exhibit C (the “Assignment of Membership Interest Agreement”) transferring to Purchaser the Seller’s membership interests in Algaeon Ventures; and

(d)           such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including, without limitation, any amendments to the operating agreement of Algaeon Ventures to recognize the Assignment of Membership Interest Agreement and name Purchaser as the manager and sole member thereof.

1.7            Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver to Seller the following, in each case in a form reasonably satisfactory to Seller:

(a)            the payments or notice of Credit Bid Amount to be delivered by Purchaser pursuant to Section 1.3;

(b)            a duly executed Bill of Sale and Assignment and Assumption Agreement;

(c)            a duly executed Patent Assignment Agreement; and

(d)            such other documents as Seller may reasonably request to carry out the purposes and intent of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants the following to Purchaser:

2.1            Organization; Qualification; Subsidiaries; Capitalization. The Company is a duly incorporated and validly existing corporation in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, operate, or lease the Purchased Assets and to carry on the Business as it is now being conducted.

2.2            Authority of the Assignee. The Company has taken all necessary action under the Laws of the State of Georgia to institute the ABC such that the Assignee has succeeded to all rights of the Company, as assignor.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

3.1            Organization, Authority. Purchaser is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware. Purchaser has the full power and authority necessary to execute, deliver and perform its obligations under the Acquisition Documents and to consummate the transactions contemplated hereby and thereby.

3.2            Authorization and Validity. The execution, delivery and performance of the Acquisition Documents, the performance by Purchaser of each of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Purchaser. The Acquisition Documents have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser. The Acquisition Documents have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3            Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Purchaser of the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby (a) do not require the consent of or notice to any Regulatory Authority or any other third party; (b) will not conflict with or result in a violation or breach of any provision of Purchaser’s organizational documents; and (c) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any Regulatory Authority to which Purchaser is subject or by which Purchaser or any of its rights, assets or properties are bound.

3.4            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Acquisition Documents based upon arrangements made by or on behalf of Purchaser.

3.5            Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and each other obligation to pay hereunder, and to consummate the transactions contemplated by this Agreement.

3.6            Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor does it plan to incur, debts beyond its ability to pay as they become absolute and matured.

3.7            Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1            Transfer Taxes. Any transfer, sales, use, excise, realty transfer, controlling interest, documentary stamp and other such Taxes and fees incurred in connection with the Acquisition (regardless of the Person on whom such Taxes are imposed by applicable Law) shall be paid by Purchaser.

4.2            Reasonable Assistance; Procedures for Assets Not Assignable.

(a)           To the extent that the consummation of the Acquisition constitutes an assignment by Seller that requires the consent of a third Person under any Assumed Contract, permit or other right or asset, and such consent has not been obtained before the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Upon the request of Purchaser, Seller, at Purchaser’s sole expense, shall use its commercially reasonable efforts after the Closing Date to obtain such required consents as promptly as possible. If any such consent shall not be obtained or if any such attempted assignment would be ineffective or would impair Purchaser’s rights under this Agreement so that Purchaser will not receive the benefit of all such rights following the Closing, Seller, to the maximum extent permitted by Law and at Purchaser’s sole expense, shall after the Closing Date act as Purchaser’s agent to obtain the benefits under such Assumed Contract, permit or other right or asset, and shall cooperate with Purchaser, to the maximum extent permitted by Law, in any other reasonable arrangement designed to provide such benefits to Purchaser, including any management agreement, sublease or subcontract or similar arrangement; provided, however, that neither Seller nor any of its Affiliates shall be entitled to profit from any such arrangement.

(b)           For a period of thirty (30) days following the Closing, Purchaser may notify Seller in writing of any Excluded Agreements that it desires to assume (any such Excluded Agreement so identified by Purchaser is referred to as a “Later Assumed Contract”, and such notice is referred to as an “Assumed Contract Notice”). As promptly as practicable after its receipt of the Assumed Contract Notice, subject to obtaining the consent of any necessary third party, Seller shall assign to Purchaser all of its right, title and interest into such Later Assumed Contract, effective as of the date of the Assumed Contract Notice or such other date as Purchaser or Seller may agree (such date, the “Later Assignment Effective Date”). With respect to any Later Assumed Contract, Purchaser agrees to assume and become responsible for the payment, performance and satisfaction of the executory obligations and Liabilities of Seller arising after the Later Assignment Effective Date pursuant to the Later Assumed Contract, in each case, excluding any Liabilities arising from or relating to any breach or violation of, or default (or event which with the giving of notice or lapse of time, or both, would become a default) under, the Later Assumed Contract before the Later Assignment Effective Date (such assumed Liabilities, the “Later Assumed Liabilities”). The Later Assumed Liabilities shall be treated as an “Assumed Liability” for purposes of this Agreement.

4.3           Payments Received. Seller agrees it will promptly transfer and deliver to the Purchaser any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to Purchaser.

4.4           Employment Matters.

(a)           At the Closing, Purchaser, or an Affiliate thereof, may, in Purchaser’s discretion, offer employment on an at-will basis, to any Business Employees that are directly or indirectly providing services related to the Business immediately before such date. Such employment shall be on terms substantially comparable to those of similarly situated employees of Purchaser. Seller shall reasonably cooperate with the efforts of Purchaser to cause the applicable employees of the Business to accept any offers of employment by Purchaser and shall not make any competing offer of continued employment to any individual whom Purchaser desires to employ in the Business. Those of such Persons who accept Purchaser’s or its Affiliate’s, as applicable, offer of employment and commence working with Purchaser or such Affiliate, as applicable, shall hereafter be referred to as “Hired Employees”. Subject to the applicable provisions of any Employee Plan of Purchaser or its Affiliates and except as would result in a duplication of benefits for the same period of service, for all purposes under the employee benefit plans of Purchaser and its Affiliates providing benefits to any Hired Employees after the Closing, Purchaser shall cause each Hired Employee to receive credit for all service with Seller before the Closing to the extent recognized in any similar Employee Plan in which such Hired Employee participated immediately before the Closing for all purposes, including determining eligibility to participate, level of benefits, vesting, and benefit accruals. On and after the Closing until the two (2) year anniversary of the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, solicit or induce, or attempt to solicit or induce, any Hired Employee to terminate his or her employment relationship with Purchaser or its Affiliates or to enter into an employment or similar relationship with any other Person. For the avoidance of doubt, nothing in this Agreement shall be construed to give or vest in any employees of Seller (including the Business Employees and Hired Employees) any right or entitlement to employment, engagement or continued employment or engagement or to a particular level of compensation or benefits with or from either Seller or Purchaser (or any Affiliate thereof) and nothing herein shall obligate Purchaser (or any Affiliate thereof) to provide continued employment to any employee of Seller (or any Hired Employee) for any specified period of time following the Closing or to maintain the same terms of employment (including compensation and benefits) for any specified period of time following the Closing, and, subject to Section 4.5(d) below, nothing herein shall limit Purchaser’s (or its Affiliates’) rights to terminate its business relationship with, or the employment of, any Hired Employee at any time for any reason or for no reason without Liability.

(b)           Seller shall be responsible for the payment of all earned but unpaid salaries, bonus (including bonuses with respect to 2017 and the pre-closing portion of 2018 determined on an accrual basis), sick pay, PTO, vacation pay, commissions related to pre-Closing periods and similar obligations to Business Employees for all periods ending on or before the Closing. Seller shall be responsible for the payment of any amounts due to its employees (including the Hired Employees) pursuant to Employee Plans as a result of the employment on or before the Closing. Seller shall be responsible for all incurred but unreported or unpaid medical claims occurring before the Closing. Seller shall be responsible for all Liabilities associated with any portion of any leaves taken before the Closing Date in connection with the Family and Medical Leave Act of 1993 or any other policy, program or plan. Seller shall be responsible for all Liabilities associated with any termination of any of its employees on or before the Closing, including any COBRA, or other benefits, payable in connection therewith. Effective at the Closing, Seller shall, and hereby does, release all Hired Employees from any employment, non-competition, confidentiality and/or similar agreement previously entered into between Seller and such Hired Employees; provided, that such release shall not include any information related to the Business Intellectual Property or any other information or Intellectual Property related to the Business or the Purchased Assets that may result in a detriment or Loss to Purchaser. Seller does not release any such employee from any confidentiality agreement executed by such employee in favor of third parties relating to receipt of confidential information in connection with potential business acquisitions or otherwise. Seller (if not paid before the Closing) shall timely pay all amounts required to be paid by it pursuant to this Section 4.5.

(c)           For the avoidance of doubt, Purchaser shall not assume any Employee Plans. Seller will assist Purchaser in providing for the Hired Employees to rollover their existing plan balances directly into the plans of Purchaser or its Affiliates, so long as it is permitted pursuant to the applicable plans and the consent of any applicable Hired Employees, to the extent required, is obtained.

(d)           In the event Purchaser terminates any Hired Employees in such numbers as would trigger any Liability under the WARN Act, Purchaser shall comply with any all applicable notice or filing requirements under the WARN Act.

4.5           Cooperation. For a period of thirty (30) days and at Purchaser’s request, Seller will cooperate with Purchaser in communicating with customers of the Business with respect to the Acquisition and the transitioning of the management and administrative functions of the Business to Purchaser. Furthermore, Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any claim included within any Assumed Liability or Retained Liability, as the case may be, including making available records relating to such claim and furnishing, without expense, management employees of the party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any Proceeding relating to such claim; provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of the other party.

4.6           Further Assurances. From time to time after the Closing Date, at Purchaser’s request, Seller will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to pay, perform or satisfy any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Each party shall bear its own costs and expenses in compliance with this Section 4.6.

4.7           Transition Services. Seller shall, and shall use reasonable best efforts to cause any Business Employee or any of its consultants, advisors or Affiliates, to provide reasonable assistance, at Purchaser’s request and Purchaser shall reimburse Seller for any reasonable out-of-pocket expenses incurred in connection with providing such services, to the Purchaser through August 30, 2018 in connection with the transition of the Business’s financial and accounting records and practices and the transition of the operation of the Purchased Assets to Purchaser.

4.8           Names. Seller shall, simultaneously with the Closing, cease to use in any manner whatsoever the trade names included among the Purchased Assets, including any Product names or the name “Algaeon” or any derivation thereof.

ARTICLE 5

ALTERNATIVE TRANSACTION; BREAK-UP FEE; EXPENSE REIMBURSEMENT

5.1           Break-Up Fee & Expense Reimbursement. In consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, Seller shall pay Purchaser the Break-Up Fee & Expense Reimbursement upon the consummation of and at the closing of an Alternative Transaction.

5.2           Overbid Protections. As additional consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller, the Seller shall require that any competing bid for Seller’s assets will not be considered by Seller as qualified for an auction unless such bid is for an amount equal to or more than the aggregate sum of (A) the Purchase Price in cash; (B) the dollar value of the Break-Up Fee & Expense Reimbursement in cash; and (C) $250,000 in cash, and such competing bidder must place in escrow with the Assignee an earnest money deposit equal to 10% of such overbid amount. Further, the Seller hereby agrees that no party submitting any other offer to purchase the Seller’s Business or assets shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment (each bid which meets all of the foregoing criteria constitutes, as applicable, a “Qualifying Bid”).

ARTICLE 6

TAX MATTERS AND PRORATIONS

6.1           Cooperation: Audits. Seller agrees to fully cooperate and provide any documentation required for Purchaser to conduct of all stages of any audit or other administrative or judicial proceeding with respect to the Purchased Assets, or the Business. However, it is understood that Purchaser will be in control of all such documentation.

6.2           Prorations. Any Taxes imposed on the Purchased Assets or the Business that relate, in whole or in part, to periods on or before the Effective Time shall be apportioned to the Effective Time and shall be paid by Seller. In the case of any Tax for a period that starts before the Effective Time and ends after the Effective Time (a “Straddle Period”), the portion of such Taxes that are apportioned to Seller shall be (i) in the case of Taxes based upon, or related to, income, gains or receipts or to employment or to sales and use, the amount that would be payable if pursuant to an interim closing of the books as of the end of the Closing Date, and (ii) in the case of all Taxes (other than the Taxes described in (i) above), the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days in such period before and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period. The parties understand that Seller may have insufficient funds to pay any post-Closing taxes.

6.3           Purchase Price Allocation. Each party agrees that, for federal and state income tax purposes, the Purchase Price and all other capitalized costs shall be allocated among the Purchased Assets as determined by the Purchaser.

ARTICLE 7

CERTAIN DEFINITIONS

(a)           The capitalized terms set forth below have been defined herein on the respective pages set forth below:

Term	Page	Term	Page

ABC	1	Effective Time	6
Acquisition	1	Excluded Agreements	3
Agreement	1	Excluded Assets	3
Assignee	1	Hired Employees	9
Assignment of Membership Interest Agreement	6	Later Assignment Effective Date	9
Assumed Accounts Payable	4	Later Assumed Contract	9
Assumed Contract Notice	9	Later Assumed Liabilities	9
Assumed Contracts	2	Patent Assignment Agreement	6
Assumed Liabilities	4	Purchase Price	6
Bill of Sale and Assignment and Assumption		Purchased Assets	3
Agreement	6	Purchaser	1
Closing	6	Qualifying Bid	11
Closing Cash Consideration	6	Retained Liabilities	4
Closing Date	6	Seller	1
Company	1	Shortfall Amount	6
Credit Bid Amount	6	Straddle Period	11

(b)           Except as otherwise provided herein, the capitalized terms used in this Agreement have the following meanings:

“Accounts Receivable” means the accounts receivable of Seller resulting from the sale or provision of the Products, calculated in accordance with Seller’s past practices.

“Accounts Payable” means the accounts payable of Seller that are incurred in connection sale or provision of the Products, calculated in accordance with Seller’s past practices.

“Accrued Seller Payroll” means up to $11,000.00, which amount is equal to the payroll-related costs accrued by Seller for the period between August 15, 2018 and August 30, 2018.

“Acquisition Documents” means this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Patent Assignment Agreement and any other documents and instruments to be delivered pursuant to this Agreement.

“Affiliate” means (i) a Person controlling, controlled by, or under common control with, another Person and (ii) any Person capable of being controlled by another Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Algaeon Ventures” means Algaeon Ventures, LLC, an Indiana limited liability company, which is wholly owned by the Company, and which owns not less than an eighty seven and one-half (87.5%) membership interest in Pinnacle Oncology, LLC, a Delaware limited liability company.

“Alternative Transaction” means a circumstance or event under which Seller sells, transfers, leases or otherwise disposes of, directly or indirectly (including through an asset sale, stock sale, merger, or other similar transaction or pursuant to a plan of reorganization or section 363 transaction in the Bankruptcy Cases) all or substantially all of the Business in a transaction or a series of transactions with one or more persons other than Purchaser in any circumstance on or before the date that is twelve (12) months after the date of the termination of this Agreement.

“Assignment of Membership Interest Agreement” means the agreement set forth on Exhibit C and which transfers all of Seller’s right, title, and interest (100% of the membership interests) in Algaeon Ventures to Purchaser.

“Break-Up Fee & Expense Reimbursement” means that, if this Agreement is terminated pursuant to Article 5 as a result of an Alternative Transaction, then Purchaser shall be entitled to (A) Purchaser’s actual out-of-pocket fees and expenses (including legal, accounting, escrow and other fees and expenses) not to exceed $150,000.00 (the “Expense Reimbursement”) and (B), a break-up fee in the amount equal to $500,000.00 (the “Break-Up Fee”) with such amount being payable upon the closing or consummation of an Alternative Transaction.

“Bridge Loan” means that certain multiple advance non-revolving loan made by Purchaser to Seller in the total principal amount of $175,000.00 after the Company appointed Assignee.

“Bridge Loan Documents” means the loan documents, agreements, security interests, and other transaction documents evidencing the Bridge Loan between Purchaser and the Assignee on behalf of the Company.

“Business” means the business of the Company as conducted before the Closing Date, including, without limitation, the development, acquisition, and commercialization and provision of novel, practical biotechnology for use in animals and humans, such as the Products, which for the avoidance of doubt, consists primarily of (a) BioGlena, the purest Algae-based Beta Glucan available in the market, and (b) Amifostine, a new low dose use of the FDA-approved drug and associated new compounds used in connection with ionizing radiation damage and other topical applications to prevent or reverse actinic genetic damage and reduce skin cancers.

“Business Contracts” means all Contracts that are related to or used by Seller in the Business or the operation of the Purchased Assets to which (x) Seller or its Affiliate is a party or (y) any asset or property of the Business (including any Purchased Asset or Assumed Liability) is subject, which Contract remains in effect.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in Georgia are authorized or required by Law to close.

“Business Employee(s)” means any employee of Seller.

“Business Intellectual Property” means all Intellectual Property used by Seller in the conduct of the Business as currently conducted by Seller and all Business Owned Intellectual Property.

“Business Owned Intellectual Property” means all Intellectual Property and technology purported to be owned by it, including all patents and patent applications set forth in the Patent Assignment Agreement.

“Cash” means cash and cash equivalents calculated in accordance with Generally Accepted Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and its successor and the rules and regulations promulgated thereunder.

“Contract” means any agreement, contract, purchase order, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, commitment, obligation, promise, or undertaking, whether written or oral, including all amendments and modifications thereto.

“Customer Contracts”   means all Contracts to which Seller is a party pursuant to which Seller provides or sells a Product, or agrees to arrange for the provision of a Product, to its customers in connection with the Business.

“Employee Plan(s)”   means all employee benefit plans, programs and agreements, including, but not limited to, any “employee benefits plan” (as such term is defined in Section 3(3) of ERISA) and each pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, employment, change of control, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit, and other employee benefit plans, Contracts, programs, policies and arrangements (whether or not covered by ERISA) that Seller or any of its Affiliates sponsors, maintains, contributes to, or under which either Seller or any of its respective Affiliates has any obligations with respect to any current or former employee (including the Business Employees), officer, director or consultant (or the spouse, dependent, or beneficiary of any such person).

“Equipment” means all machinery, equipment, receptacles, bins, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any assignable warranties of third Person with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“F3 Loan Documents”   shall mean all loan documents, including all promissory notes, security agreements, financing statements, and any documents, instruments, or agreements related thereto by the Company in favor of the Purchaser, as assignee thereof.

“GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods.

“Indebtedness”  shall mean (a) any indebtedness or other obligation for borrowed money, whether current, short term or long term, or secured or unsecured, (b) any indebtedness arising under capital leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (c) all Liabilities secured by any Liens (other than Permitted Liens) on any Purchased Assets, (d) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, or other similar agreement designed to protect Seller against fluctuations in interest rates, (e) all indebtedness for the deferred purchase price of property or services (including “earn out” payments), (f) any indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (g) all interest, fees, and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (t), and (h) all indebtedness referred to in the foregoing clauses (a) through (g), which is directly or indirectly guaranteed by Seller or that is secured by the assets or properties of Seller.

“Indiana Lease”   means that certain Consent to Sublease and Amendment to Industrial Lease dated and effective as of July 31, 2014, and all amendments, modifications, or restatements thereof, as well as any related sublease of the Leased Premises as defined therein.

“Intellectual Property”  means all (a) patents, patent applications and statutory invention registrations, patent disclosures, inventions (whether or not patentable and whether or not reduced to practice) together with all applications for any of the foregoing, and including any continuations, divisions, continuations-in-part, extensions, provisionals, re-issues and re-examinations of any patent or patent application; (b) trademarks, service marks, trade dress, slogans, logos, trade names, corporate names, brand names and Internet domain name registrations, internet protocol range addresses (both IP4 and IP6), Internet accounts and names (including social networking and media names, such as Facebook, Instagram, Twitter and LinkedIn), cellular text in short codes, toll and vanity phone registrations, including registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing; (c) copyrights in works of authorship (including, without limitation, source code, object code, other code variants, libraries, data, and related documentation; website content, design, layout and structure; databases, manuals, user guides, flow charts, specifications, training materials, promotional materials, and any personal and moral rights of any of the foregoing) and any registrations and applications for registration thereof, and all renewals, extensions, amendments, modifications, restoration and reversions thereof; (d) confidential and proprietary information, including trade secrets and confidential information (including, without limitation, ideas, methods, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs, financial, business and marketing plans, sales and promotional literature, customer and supplier lists, potential customer lists, prospect lists, pricing and cost information and related information); (e) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world, including any and all intellectual property in any way relating to the Business; and (f) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge” shall mean, in the case of the Company, the knowledge after due inquiry by the Company, but, in the case of the Assignee, only the actual knowledge the Assignee possesses following its appointment as a legal assignee under the Laws of the State of Georgia.

“Law” means any local, state, federal, or foreign code, law, ordinance, order, regulation, reporting, ruling or licensing requirement, principle of common law, rule, or statute.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim or deficiency of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, covenant, default of title, encumbrance, hypothecation, infringement, lien, mortgage or similar security, pledge, reservation, restriction, security interest, title retention or other security arrangement, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or any adverse right or interest, charge, or claim.

“Outstanding Liabilities” means the amount equal to (1) the principal amount of the all obligations under the F3 Loan Documents outstanding as of the Closing Date, (2) all accrued but unpaid interest thereon to, but excluding, the Closing Date, and (3) all principal, accrued and unpaid interest under the Bridge Loan, and all costs, expenses, and other charges properly chargeable under the Bridge Loan Documents and F3 Loan Documents.

“Permits” means all licenses, permits, authorizations, consent orders, consent decrees, approvals, certificates, registrations, franchises and similar consents or authorizations of or from any Regulatory Authority.

“Permitted Lien(s)” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (d) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means a natural person or any legal, commercial or governmental entity, including any Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proceeding” means all material claims, lawsuits, actions, audits, charges, arbitrations, or administrative or other proceedings, investigations, or inquiries affecting the Business or the Purchased Assets.

“Products” means all drugs, compounds, pharmaceuticals, cosmeceuticals, nutritional supplements, goods, products, services, and business solutions (including any technology platforms) that are currently sold, developed, distributed, manufactured, licensed, provided, or delivered by Seller, including, without limitation, BioGlena AG, BioGlena EG, BioGlena Lysate, BioGlena Pure, BioGlena Soluble, Amifostine CT Scans, Amifostine Radiation Dermatitis, and Amifostine Sun Radiation, and any drugs, compounds, pharmaceuticals, cosmeceuticals, nutritional supplements, goods, products, services, and business solutions under development by Seller.

“Regulatory Authority” means federal, state, local or foreign governmental or quasi-governmental body, agency, bureau, department, court, tribunal, arbitrator, commission, division or other regulatory authority or body for which Seller may be liable hereunder but which have not been finally resolved by that date.

“Related Person” means any Affiliate, current or former member, manager, stockholder, director, officer, or employee of Seller, any immediate family member of any of the foregoing (including parents, siblings, children and spouses (or civil partners) of the foregoing), and any Person in which any of the foregoing or Seller owns, in the aggregate, a direct or indirect beneficial ownership representing at least 10% of the outstanding voting power or economic interest of such Person.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Seller Stockholder Matter” means any claim by any stockholder or former stockholder of Seller or any other Person seeking to assert, or based upon (a) ownership or rights to ownership of any shares of capital stock (including any option, preemptive right, or right to notice or to vote) of Seller, including any appraisal rights under applicable Law, or (b) any claims or Rights by or purportedly on behalf of any current or former holder or alleged holder of any security of Seller (including any of its predecessors) (x) relating to or arising out of this Agreement, any agreements, and instruments delivered by the parties pursuant hereto, the transactions contemplated hereby or thereby, the allocation, if any, of the Purchase Price or (y) of or for breach of fiduciary duty by Seller’s current or former directors or officers or similar claims.

“Seller Transaction Expenses” means all unpaid costs, fees, and expenses incurred by or on behalf of Seller, as the case may be, in connection with the preparation, negotiation, execution, and performance of this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby, including, without limitation, (i) all costs and fees of all representatives, including attorneys, accountants, and financial advisors (including, without limitation, any advisory fees or other amounts due any investment banker or broker or agent retained by Seller), (ii) any transaction or other bonuses payable to Seller’s employees and any employer Taxes payable as a result thereof, and (iii) any transfer, sales, use, excise, goods and services, conveyance, recording or any other similar fees or taxes (including, without limitation, title recording or filing fees, mutation taxes and other amounts payable in respect of transfer filings), and all documentary or other stamp taxes, payable by Seller and arising out of or related to the transactions contemplated by this Agreement and the other Acquisition Documents.

“Tax” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, equity securities, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether disputed or not, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law or otherwise.

“Tax Return” means any return, report, filing, declaration or statement relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by (i) electronic mail, (ii) certified mail, postage prepaid, or (iii) nationally recognized overnight courier with a reliable tracking system, and properly addressed as follows:

If to Assignee:	Asset Recovery Associates, LLC
Attn: Katie S. Goodman
3155 Roswell Rd NE, Suite 120
Atlanta, GA 30305

If to Purchaser:	F3 Platform Biologics, Inc.
Attn: Lauren Harrington
1200 Ashwood Pkwy # 150
Atlanta, Georgia 30338

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
Attention: Jonathan Edwards
Email: jonathan.edwards@alston.com

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 8.1, if delivered personally or by air courier, shall be effective upon delivery; if sent by electronic mail, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

8.2            Waiver; Remedies Cumulative. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

8.3            Headings; Construction. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The words “including” and “include” shall be deemed to be followed by the words “without limitation.” The words “ordinary course” and “ordinary course of business” mean the ordinary course of business consistent with the past practice. The words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, unless otherwise indicated. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. References to any gender include references to all genders and references to a “party” or “parties,” refer to a party or parties to this Agreement unless otherwise indicated or preceded by the word “third”. Disclosure of any item on the Disclosure Schedules attached to this Agreement is not an admission to any third party of any matter whatsoever and, without limiting the foregoing, the information contained in the Disclosure Schedules about the enforceability of agreements with third parties, the existence or non-existence of third party rights, the existence or non-existence of breaches or defaults is intended only as a basis on which to allocate rights and risks among the parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party (other than a Purchaser Indemnified Party), or give rise to any claim or benefit to any Person who is not a party (other than a Purchaser Indemnified Party).

8.4            Entire Agreement: Modifications. This Agreement (including the Disclosure Schedules and the Exhibits hereto) and the other Acquisition Documents supersede all prior agreements between the parties (including, without limitation, any confidentiality agreement entered into by Purchaser and Seller before the date hereof, which is hereby terminated) with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between the parties with respect to their subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

8.5            Assignment: Binding Effect; No Third Party Beneficiaries. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any party by operation of law or otherwise without the express written consent of the other parties (which consent may be granted or withheld in the sole discretion of the other parties); provided that Purchaser may, without consent of any other parties, (a) assign this Agreement to an Affiliate of the Purchaser, so long as Purchaser remains liable for the performance of its obligations hereunder in the event such Affiliate does not fulfill such obligations, (b) assign this Agreement to any Person that acquires all or substantially all of the Purchased Assets from Purchaser and (c) collaterally assign this Agreement for the benefit of its creditors. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

8.6            Governing Law. This Agreement and all actions and proceedings arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

8.7            Consent to Jurisdiction; Waiver of Jury Trial.

(a)            Each of the parties hereto agrees to submit to the jurisdiction of any court of the State of Georgia or any federal court sitting in the State of Georgia in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such Georgia state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient or unsuitable forum, a defense based on the present or future domiciles of such party or any other reason to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such Georgia state or federal court.

(b)           THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES HERETO. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.8            Severability. The provisions of this Agreement are severable and each covenant is independent and separately given. If any provision of this Agreement shall be held to be invalid or unenforceable in any respect by a court of competent jurisdiction, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. If any unenforceable provision of this Agreement may be modified so as to be enforceable under applicable Law, such provision shall be deemed to have been modified so as to be enforceable to the fullest extent permitted at Law.

8.9            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an electronic version of an executed counterpart of a signature page to this Agreement (including by Portable Document Format or similar formation) by telecopier or email shall be effective as delivery of a manually executed original counterpart of this Agreement.

8.10          Expenses. Except as otherwise provided herein, each party shall bear its own fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, including the fees and expenses of its respective representatives. Without limiting the foregoing, Seller shall pay any Seller Transaction Expenses.

8.11          No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

PURCHASER:

F3 PLATFORM BIOLOGICS, INC.

By:	/s/ Jonathan D. Rosen
Name:	Jonathan D. Rosen
Title:	Authorized Signatory

SELLER:

ASSET RECOVERY ASSOCIATES, LLC, SOLELY IN ITS CAPACITY AS ASSIGNEE OF ALGAE N, INC.

By:	/s/ Katie S. Goodman
Name:	Katie S. Goodman
Title:	Authorized Person

Signature Page to Asset Purchase Agreement

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

See Attached

Execution Version

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made this 20th day of August, 2018, by and between Asset Recovery Associates, LLC, a Georgia limited liability company, as assignee under an assignment for the benefit of creditors pending in the State of Georgia (the “Assignee”) with respect to Algaeon, Inc., a Delaware corporation (the “Company,” and the Assignee, on behalf of the Company, the Seller”), and F3 Platform Biologics, Inc. (“Purchaser”).

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of the date hereof, by and between Purchaser and Seller (the “Purchase Agreement”), Seller has agreed to sell, assign, convey, transfer, and deliver to Purchaser and Purchaser has agreed to purchase from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of Seller’s right, title, and interest in and to the Purchased Assets as the same are described in the Purchase Agreement; and

WHEREAS, pursuant to the terms of Purchase Agreement, Purchaser has agreed to assume and become responsible for the payment, performance and satisfaction of the Assumed Liabilities, as the same are described in the Purchase Agreement, as partial consideration for the purchase of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.            Recitals and Capitalized Terms. The recitals hereinbefore set forth are incorporated herein by reference and made a part hereof as fully as if repeated verbatim. All terms having their first letter capitalized and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

2.            Sale and Transfer of Purchased Assets. Subject to and in accordance with the terms and conditions of the Purchase Agreement, effective as of the Closing, Seller hereby sells, assigns, conveys, transfers, and delivers to Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (but excluding, in any event, the Excluded Assets), as the same are defined and described in the Purchase Agreement, free and clear of all Liens.

3.            Assumption. Subject to and in accordance with the terms and conditions of the Purchase Agreement, effective as of the Closing, Seller hereby assigns, and Purchaser hereby assumes all responsibility and obligation for, the payment, performance and satisfaction of the Assumed Liabilities.

4.            Relationship with Purchase Agreement. Nothing in this Agreement shall be deemed to supersede, diminish, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern and control.

5.            Binding Agreement; Governing Law. This Agreement and the provisions herein contained shall be binding upon and inure to the benefit of Seller, Purchaser and their respective successors and assigns. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Georgia, excluding any conflict of laws provisions.

6.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an electronic version of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Appears on Next Page]

2

IN WITNESS WHEREOF, the parties hereto have caused this BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT to be executed by their duly authorized representatives as of the day and year first herein above written.

PURCHASER:

F3 PLATFORM BIOLOGICS, INC.

By:	/s/ Jonathan D. Rosen
Name:	Jonathan D. Rosen
Title:	Authorized Signatory

SELLER:

ASSET RECOVERY ASSOCIATES, LLC, SOLELY IN ITS CAPACITY AS ASSIGNEE OF ALGAEON, INC.

By:	/s/ Katie S. Goodman
Name:	Katie S. Goodman
Title:	Authorized Person

[Signature Page to Bill of Sale, Assignment and Assumption Agreement)

Exhibit B

Patent Assignment Agreement

See Attached

PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (the “Agreement”) is entered into as of August 20, 2018 (the “Effective Date”), by and between Asset Recovery Associates, LLC, a Georgia limited liability company, as the legal assignee under an assignment for the benefit of creditors pending in the State of Georgia (the “ABC Assignee”) with respect to Algaeon, Inc., a Delaware corporation (the “Company,” and the Company, by and through the ABC Assignee, the “Assignor”), on the one hand, and F3 Platform Biologics, Inc., a Delaware corporation (the “Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase dated as of July 16, 2018 (the “APA”); and

WHEREAS, the Company owns the Patents (as defined below) and, as part of its assignment for the benefit of creditors, transferred and assigned such Patents to the ABC Assignee, which is transferring and assigning such Patents to Assignee under this Agreement as a condition to Closing under the APA;

NOW THEREFORE, for good and valuable consideration set forth herein and in the APA, which both parties deem sufficient, the parties hereto agree as follows:

1.            DEFINITION

1.1            “Patents” means all patents, and any applications to register same, including intent-to-use applications, issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof, and any and all intellectual property rights relating thereto, described on Schedule A.

2.            ASSIGNMENT

2.1            General. Assignor hereby transfers and assigns all of Assignor’s right, title, and interest in and to the Patents. The foregoing assignment also includes: (a) all of Assignor’s right, title, and interest in and to any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, breach, or default, with the right but not the obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages; (b) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (c) all rights of any kind whatsoever of Assignor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world.

2.2            Recordation and Further Actions. Assignor hereby authorizes the Commissioner for Patents in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Patent Assignment upon request by Assignee. Following the date hereof, upon Assignee’s reasonable request, Assignor shall take such steps and actions, and provide such cooperation and assistance to Assignee and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Assigned Patents to Assignee, or any assignee or successor thereto. The costs and expenses of such steps, actions, cooperation and assistance shall be borne by Assignee.

2.3            Further Assurances. Upon request by Assignee at any time, and at Assignee’s cost and expense, Assignee shall execute all documents and instruments and do all other things deemed necessary or useful by Assignee in establishing, perfecting, protecting, prosecuting, defending and enforcing Assignee’s proprietary right, title and interest in the Patents, at Assignee’s expense.

2.4            Attorney in Fact. Where Assignee is unable because of Assignor’s unavailability, dissolution, or for any other reason, to secure Assignor’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Patents, then Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor’s agent and attorney in fact, to act for and in Assignor’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Assignor.

3.            GENERAL PROVISIONS. This Agreement is the entire agreement between the parties on the subject matter hereof. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties. The relationship of the parties hereunder is that of independent contractors, and this Agreement will not be construed to imply that either party is the agent, employee, or joint venturer of the other. In the event that any provision of this Agreement is held to be unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. This Agreement will be governed by the laws of the State of Georgia, without regard to its conflict of laws principles. The parties consent to the personal and exclusive jurisdiction of courts located in Atlanta, georgia. This Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ASSIGNEE:

F3 PLATFORM BIOLOGICS, INC.

By:	/s/ Jonathan D. Rosen
Name:	Jonathan D. Rosen
Title:	Authorized Signatory

ASSIGNOR:

ASSET RECOVERY ASSOCIATES, LLC, SOLELY IN ITS CAPACITY AS ASSIGNEE OF ALGAEON, INC.

By:	/s/ Katie S. Goodman
Name:	Katie S. Goodman
Title:	Authorized Person

SCHEDULE A

PATENTS

Patent Applications (Algaeon)

App Title	Country	Filed Date	Application Number
Method of Forming a Purified Beta-1,3-glucan	US	6/9/2016	15/177,368
Method of Producing a Euglena Lysate	US	6/9/2016	15/177,376
Euglena Lysate Composition and Method for Producing the Composition and a Purified Beta-1,3-glucan	KOR	6/7/2017	PCT/US2017/036270
Euglena Derived Composition Having Immune Response Inducing Components	US	6/9/2016	US 9901606CIP_1, 15/898688
Euglena Derived Composition Having Immune Response Inducing Components	US	6/9/2016	US 9901606CIP_2, 15/898708
Euglena Derived Animal Feed Composition	US	6/9/2016	US 9901606CIP_3, 15/898722

Patents (Algaeon)

App Title	Country	Filed Date	Application Number	Grant Date	Patent No.
Bioreactor assembly for culture of photoautotrophic algae	US	2/11/2009	US20110104790A1	5/13/2014	US 8722396
Euglena Lysate Composition	US	6/9/2016	US20170354699A1, 15/177,383	2/27/2018	US 9901606

Patent Applications (Algaeon Ventures)

App Title	Country	Filed Date	Application Number
Methods and compositions for protection of cells and tissues from computed tomography radiation	Europe	9/16/2011	11771290.1EPO
Methods and compositions for protection of cells and tissues from computed tomography radiation	US	1/4/2018	15/862171 CIP

Patents (Algaeon Ventures)

App Title	Country	Filed Date	Application Number	Grant Date	Patent No.
Methods and compositions for protection of cells and tissues from computed tomography radiation	US	9/16/2011	US20130251634A1, 13/822,223	1/30/2018	US 9877976

Exhibit C

Assignment of Membership Interest Agreement

See Attached

ASSIGNMENT OF MEMBERSHIP INTEREST AGREEMENT

THIS ASSIGNMENT OF MEMBERSHIP INTEREST AGREEMENT (this “Assignment”) is made and entered into as of August 20, 2018 (the “Effective Date”), by Algaeon, Inc., a Delaware corporation (“Assignor”), in favor of F3 Platform Biologics, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor owns and holds one hundred percent (100%) of the membership and ownership interests in Algaeon Ventures, LLC, an Indiana limited liability company (the “Company”);

WHEREAS, as more fully set forth in that Asset Purchase Agreement, dated August 20, 2018, between Assignor and Assignee (the “Purchase Agreement”),1 Assignor has agreed to assign all of its rights, title, and interests in the Company to Assignee; and

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration set forth in the Purchase Agreement, including the Purchase Price, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby agrees as follows:

Section 1.

Assignor does hereby sell, transfer, assign, bargain, convey, deliver, abandon, and set over unto Assignee, free and clear of all Liens or encumbrances, all right, title, and interest of Assignor in the Company (the “Interest”), which constitutes a one hundred percent (100%) membership interest in Company, and includes, without limitation, all rights to profits, distributions, income and proceeds from Company.

Section 2.

Assignor hereby covenants and warrants to Assignee that Assignor has not executed any prior assignment of, or encumbered in any manner, the Interest or Assignor’s rights as a member to any rights to profits, distributions, income or proceeds of Company, that this Assignment is made by Assignor free and clear of all Liens, security interests, and encumbrances of the transferred interests and rights, and that Assignor has full right and authority to make this Assignment. Assignor hereby acknowledges that Purchaser has a security interest and lien in the Interest under the F3 Loan Documents.

Section 3.

This Assignment shall bind and benefit the heirs, successors, and assigns of Assignor and Assignee, respectively.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Section 4.

Assignor does hereby agree to execute, acknowledge and deliver and cause to be done, executed and delivered all such further acts, assignments, transfers and assurances as shall reasonably be requested of it in order to carry out this Assignment and give effect hereto, it being the intent of Assignor to transfer the Interest to Assignee.

Section 5.

It is the intention of the parties that Assignor’s assignment of the Interest to Assignee shall not result in any dissolution of Company, and that Company shall continue in accordance with the terms and conditions of its operating agreement.

Section 6.

This Assignment shall be governed by and construed in accordance with the laws of the State of Georgia. No term or provision of this Assignment may be waived, altered, modified, limited, or amended except by an agreement expressly referring hereto and to which the parties consent in writing.

Section 7.

Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment and the Purchase Agreement.

Section 8.

Nothing contained in this Assignment shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants or warranties of Seller or Purchaser contained in the Purchase Agreement, all of which survive the execution and delivery of this Assignment as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Assignment and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

Section 9.

This Assignment may be executed in any number of counterparts and all such counterparts executed and delivered, each as an original, shall constitute but one and the same executed and delivered document.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNEE:

F3 PLATFORM BIOLOGICS, INC.

By:	/s/ Jonathan D. Rosen
Name:	Jonathan D. Rosen
Title:	Authorized Signatory

ASSIGNOR:

ASSET RECOVERY ASSOCIATES, LLC, SOLELY IN ITS CAPACITY AS ASSIGNEE OF ALGAEON, INC.

By:	/s/ Katie S. Goodman
Name:	Katie S. Goodman
Title:	Authorized Person

[Signature Page to Assignment of Membership Interest]

Schedule 1.1(A)(II)

List of “Assumed Contracts”

Name	Attention	Address	Amount
University of Louisville Dept of Pathology	Dr. Vetvicka	511 S. Floyd, MDR Bldg, Rm.224, Louisville, KY 40292	$16,000.00
Premium Assignment Corporation		PO Box 8000 Tallahassee, FL 32314	$3,814.30
Allen, Dyer, Doppelt, Milbrath & Gilbrath, P.A.	Richard Warther	255 South Orange Avenue Suite 1401 Orlando, FL 32801	$87,597.50

Schedule 1.2(A)

List of “Assumed Accounts Payable”

Cornerstone Controls	8525 Northwest Blvd Indianapolis, IN 46278	$12,838.76
Midwest Laboratories, Inc.	13611 B Street Omaha, NE 68144	$1,977.00
Algaeon Payroll - 4/09/2018 thru 7/15/2018	7601 East 88th Place, Building 3A, Indianapolis, IN 46256	$67,200.00